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FOR IMMEDIATE RELEASE

            REVLON ANNOUNCES COMMENCEMENT OF A NEW BOND TENDER OFFER
                 AS PART OF RECENTLY-ANNOUNCED DEBT REFINANCING


NEW YORK, June 23, 2004 - Revlon, Inc. (NYSE: REV) today announced that its wholly-owned subsidiary, Revlon Consumer Products Corporation ("RCPC"), commenced a cash tender offer to purchase any and all of the $363.0 million aggregate principal amount outstanding of its 12% Senior Secured Notes due 2005, as part of its recently-announced debt refinancing.

The tender offer is being commenced in connection with RCPC's previously-announced agreement with Citicorp USA, Inc. and Citigroup Global Markets Inc. (together, "Citigroup") for a fully-committed financing to refinance and extend to 2010 the maturities on the Company's debt that matures in 2005.

RCPC expects to enter into new credit facilities with Citigroup and a syndicate of lenders to replace its existing credit facility, to refinance its 12% Senior Secured Notes, to cover tender costs, accrued interest, and transactional fees and expenses, and for general corporate purposes. RCPC currently expects that the new credit facilities will be for an aggregate amount of approximately $910 million, comprised of a $750 million term loan and a $160 million asset-based multi-currency revolving credit facility. The Company expects the new credit facilities to be executed concurrently with the consummation of the tender offer.

As part of the tender offer, RCPC is soliciting consents from holders of its 12% Senior Secured Notes for certain proposed amendments that would eliminate substantially all of the restrictive covenants contained in the indenture governing such notes and release the guarantees of RCPC's obligations, and the collateral securing the obligations of RCPC and the guarantors, under such indenture.

Consummation of the tender offer and consent solicitation is subject to various conditions, including but not limited to, RCPC's entering into the new credit facilities and RCPC's obtaining the required consents in the consent solicitation. Consummation of the new credit facilities and related terms is also subject to negotiation and execution of definitive documents and various customary conditions. There can be no assurance that any aspect of the refinancing will be consummated.

The tender offer and consent solicitation will expire at 5:00 p.m. EDT on July 21, 2004, unless extended. The Company currently expects to have an initial settlement on July 9, 2004 for 12% Senior Secured Notes tendered by such date, followed by a final settlement shortly after the expiration date for such notes tendered after the initial settlement date. The Company reserves the right to extend the initial settlement date up to and including the final settlement date. Holders of the 12% Senior Secured Notes have limited withdrawal rights, as described in the offering materials.


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Revlon indicated that RCPC intends to redeem any 12% Senior Secured Notes that remain outstanding following the consummation of the tender offer. If called for redemption, the notes will be called at the redemption prices set forth in the indenture. This press release does not constitute a call for redemption.


            CASH CONSIDERATION AND OTHER DETAILS OF THE TENDER OFFER

The cash consideration offered by RCPC in the offer to purchase the 12% Senior Secured Notes will be calculated on the early consent date (July 6, 2004, unless extended), using a yield to maturity of the 1.875% U.S. Treasury Note due November 30, 2005, plus 75 basis points. The consideration for the 12% Senior Secured Notes includes a consent payment equal to 2.0% of the principal amount of each note tendered. Holders of the 12% Senior Secured Notes who validly tender, and do not withdraw, their notes pursuant to the tender offer prior to 5:00 p.m. EDT on July 6, 2004 will receive the consent payment.

The detailed terms and conditions of the tender offer and consent solicitation are contained in the Offer to Purchase for Cash and Consent Solicitation Statement dated June 22, 2004 relating to the 12% Senior Secured Notes (the "Offer Documents").

Holders of the notes can obtain copies of the Offer Documents and related materials from D.F. King & Co., Inc., the Information Agent, at (800) 949-2583 (toll free) or (212) 269-5550 (collect). Citigroup Global Markets Inc. is acting as Dealer Manager. Questions regarding the solicitation can be addressed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Holders of the 12% Senior Secured Notes may obtain a hypothetical quote of the consideration to be paid by calling either the Dealer Manager or the Information Agent. In addition, promptly following the final calculation of the consideration for the 12% Senior Secured Notes, the Company will publicly announce, by press release, the pricing information.

None of Revlon, RCPC, Citigroup or the Information Agent makes any recommendations as to whether or not holders should tender their notes pursuant to the tender offer or consent to the proposed amendments to the 12% Senior Secured Notes and the related indenture, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to consent to the proposed amendments to the notes and the related indenture and to tender notes, and, if so, the principal amount of notes to tender.

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ABOUT REVLON

Revlon is a worldwide cosmetics, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include REVLON(R), ALMAY(R), ULTIMA(R), CHARLIE(R), FLEX(R), and MITCHUM(R).


INVESTOR RELATIONS CONTACT:                                   MEDIA CONTACT:
MARIA A. SCEPPAGUERCIO                                        CATHERINE FISHER
(212) 527-5230                                                (212) 527-5727




                           FORWARD LOOKING STATEMENTS

Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events and the Company's estimates regarding RCPC's consummation of the refinancing transactions, including the tender offer and consent solicitation, entering into the new credit facilities and the amount and timing thereof. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs, the inability of RCPC to consummate the refinancing transactions, including completing the tender offer and consent solicitation, entering into the new credit facilities, or changes in the amount or timing thereof. Factors other than those listed above could also cause the Company's results to differ materially from expected results.


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